Exhibit 99.2

Risk Factors

Risks Related to the General Business Environment and Our Industry

The actions of the United States government and regulatory bodies for the purpose of stabilizing the United States financial markets may not achieve the intended effect.

In October 2008, the United States government enacted the Emergency Economic Stabilization Act of 2008 (“EESA”) in response to the financial crises affecting the banking system and financial markets and going concern threats to investment banks and other financial institutions. The EESA provided the U.S. Treasury Secretary with the authority to use up to $700.0 billion to, among other things, inject capital into financial institutions and establish the Troubled Asset Relief Program (“TARP”), to purchase mortgages, mortgage-backed securities and certain other financial instruments from financial institutions for the purposes of stabilizing and providing liquidity to the U.S. financial markets.

In February 2009, the US Treasury Department put forward a general description of a new Financial Stability Plan, including a revised approach to TARP. The new Financial Stability Plan may commit in excess of $2.0 trillion, from a combination of the remaining TARP funds, Federal Reserve funds and private-sector investments. The new Financial Stability Plan included: (i) new capital injections into banks that undergo a comprehensive stress test and need an additional capital buffer to help absorb losses; (ii) a new public-private investment fund started by the U.S. Treasury Department, along with the Federal Reserve and the Federal Deposit Insurance Corporation (the “FDIC”), to assist in disposition of illiquid assets in the balance sheets of financial institutions (the plan initially seeks to leverage private capital with public funds on an initial scale of $500.0 billion, but potentially up to $1.0 trillion); (iii) an expansion of the previously announced Trouble Asset-Backed Securities Loan Facility from $200.0 billion to $1.0 trillion and the inclusion in such program of commercial mortgage-backed securities; and (iv) the commitment of $50.0 billion from the TARP for foreclosure mitigation programs (this is part of a much broader foreclosure mitigation program included in the Homeowner Affordability and Stability Plan discussed below).

On February 18, 2009, President Obama announced the administration’s Homeowner Affordability and Stability Plan that is designed to, among other things, assist homeowners unable to refinance their loans or struggling to meet their mortgage obligations. The Homeowner Affordability and Stability Plan, as modified, seeks to help these homeowners by providing: (i) access to low-cost refinancing for borrowers on conforming loans owned or guaranteed by the Federal National Mortgage Association (“FNMA”) or the Federal Home Loan Mortgage Corporation (“FHLMC”); (ii) a $75.0 billion Home Affordable Modification Program (“HAMP”) to prevent foreclosures; and (iii) support for FNMA and FHLMC from the U.S. Treasury Department in the form of purchases of preferred stock and mortgage-backed securities. HAMP includes: (i) financial incentives to borrowers and servicers in connection with loan modifications on first mortgages and second liens; (ii) a program designed to encourage short sales and deeds-in-lieu as alternatives to foreclosure; (iii) the development of national standards for loan modifications; and (iv) support for the modification of bankruptcy laws to allow bankruptcy judges to modify residential mortgage loans. A later addition to HAMP also provides additional protection for investors who modify loans in hard-hit housing markets from the effects of continued declines in the value of their collateral.  On March 26, 2010 the administration announced new revisions to HAMP that would provide support to unemployed homeowners, encourage principal write-downs, improve borrower outreach, and increase incentive payments for short sales and deeds-in-lieu.

The actual impact, however, that the EESA, the Financial Stability Plan and the Homeowner Affordability and Stability Plan will have on the financial markets, including the extreme levels of volatility and limited credit availability being experienced, is uncertain. The failure of the EESA, the Financial Stability Plan and the Homeowner Affordability and Stability Plan to help stabilize the financial markets and a continuation or worsening of current financial market conditions could materially and adversely affect our business, financial condition, results of operations, or access to credit.

In addition, the United States government and the Federal Reserve, U.S. Treasury Department, FDIC and other governmental and regulatory bodies have taken other actions to address the financial crisis. We cannot predict what impact, if any, such actions could have on our business, financial condition, results of operations, or access to credit.

Difficult market conditions have already affected our industry and us and may continue to adversely affect us.

Given that almost all of our business is in Puerto Rico and the United States and given the degree of interrelation between Puerto Rico’s economy and that of the United States, we are particularly exposed to downturns in the U.S. economy. Dramatic declines in the U.S. housing market over the past two years, with falling home prices and increasing foreclosures, unemployment and under-employment, have negatively impacted the credit performance of mortgage loans and resulted in significant write-downs of asset values by financial institutions, including government-sponsored entities as well as major commercial banks and investment banks. These write-downs, initially of mortgage-backed securities but spreading to credit default swaps and other derivative and cash securities, in turn, have caused many financial institutions to seek additional capital from private and government entities, to merge with larger and stronger financial institutions and, in some cases, fail.

Reflecting concern about the stability of the financial markets generally and the strength of counterparties, many lenders and institutional investors have reduced or ceased providing funding to borrowers, including other financial institutions. This market turmoil and tightening of credit have led to an increased level of commercial and consumer delinquencies, lack of consumer confidence, increased market volatility and widespread reduction of business activity generally. The resulting economic pressure on consumers and lack of confidence in the financial markets has already adversely affected our industry and has and may continue to adversely affect our business, financial condition and results of operations. The Company has experienced increased levels of non-performing assets and other-than-temporary-impairment (“OTTI”) charges on its non-agency mortgage-backed securities as a result of current market conditions. We do not expect that the difficult conditions in the financial markets are likely to improve in the near future and we may experience further charges. A worsening of these conditions would likely exacerbate the adverse effects of these difficult market conditions on us and others in the financial institutions industry. In particular, we may face the following risks in connection with these events:

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We expect to face increased regulation of our industry, including as a result of the EESA and the Financial Stability Plan. Compliance with such regulation may increase our costs and limit our ability to pursue business opportunities.

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Our ability to assess the creditworthiness of our customers may be impaired if the models and approaches we use to select, manage, and underwrite our customers become less predictive of future behaviors.

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The processes we use to estimate losses inherent in our credit exposure requires difficult, subjective, and complex judgments, including forecast of economic conditions and how these economic conditions might impair the ability of our borrowers to repay their loans, which may no longer be capable of accurate estimation and which may, in turn, impact the reliability of the processes.

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Our ability to borrow from other financial institutions or to engage in sales of mortgage loans to third parties (including mortgage loan securitization transactions with government sponsored entities) on favorable terms or at all could be adversely affected by further disruptions in the capital markets or other events, including deteriorating investor expectations.

•	Competition in our industry could intensify as a result of increasing consolidation of financial services companies in connection with current market conditions.

•	We may be required to pay significantly higher FDIC assessments on our deposits in the future if market conditions do not improve or if market conditions deteriorate.

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Higher credit losses because of federal or state legislation or regulatory action that either (i) reduces the amount that our borrowers are required to pay us, or (ii) limits our ability to foreclose on properties or collateral or makes foreclosures less economically viable. In particular, there is legislation pending in the U.S. Congress that would allow a Chapter 13 bankruptcy plan to “cram down” the value of certain mortgages on a consumer’s principal residence to its market value and/or reset debtor interest rate and monthly payments to an amount that permits them to remain in their homes.

The Company’s business is concentrated in Puerto Rico and continued weakness of Puerto Rico economy may continue to adversely affect us.

The Company’s business activities and credit exposure are concentrated in Puerto Rico.  Consequently, our financial condition and results of operations are highly dependent on economic conditions in Puerto Rico.  Adverse political or economic developments, increases in unemployment, decreases in housing values or natural disasters, such as hurricanes, could result in a downturn in loan originations, an increase in the level of non-performing assets, an increase in the rate of foreclosure loss on mortgage loans and a reduction in the value of the Company’s loans and loan servicing portfolio.

Puerto Rico’s economy is currently in a recession that commenced in the fourth quarter of the fiscal year that ended June 30, 2006, a fiscal year in which Puerto Rico’s real gross national product grew by only 0.5%.  For fiscal years 2007 and 2008, Puerto Rico’s real gross national product contracted by 1.2% and 2.8%, respectively.  According to information published by the Puerto Rico Planning Board (the “Planning Board”) in January 2010, the contraction continued through fiscal year 2009 with a reduction in Puerto Rico’s real gross national product of 3.7%.  The Puerto Rico Labor Department reported an unemployment rate of 16.4% for September 2009, compared to an unemployment rate of 12.0% for September 2008.

While the recessionary trend was expected to continue in current fiscal year 2010, the Planning Board announced in August 2009 that the expected positive impact of the United States and local economic stimulus measures should outweigh the expected negative impact of the Fiscal Stabilization Plan and revised its projections for fiscal year 2010 to reflect an increase of 0.7% in Puerto Rico’s real gross national product.  The revised forecast also considered the effect on the Puerto Rico economy of general global economic conditions, the U.S. economy, changes and volatility of oil prices, interest rates and the behavior of local exports, including expenditures by visitors.

The Planning Board, however, is currently working on a revised fiscal year 2010 gross national product forecast that would take into account the recently announced preliminary results for fiscal year 2009, the economic impact of a delay in the disbursement of funds from the American Recovery and Reinvestment Act of 2009, and other economic factors that may require a downward revision of their projection.  The revised projection may show a continued reduction in gross national product during fiscal year 2010.  The Planning Board expects to complete and announce the revised projection during the first quarter of 2010.

The Government of Puerto Rico estimated that its structural deficit for fiscal year 2009 was $3.2 billion or over 30% of its General Fund budget.  It is in the process of implementing various plans for reducing the deficit, as its access to the municipal bond market and its credit ratings depend, in part, on achieving a balanced budget.  Measures that the government has implemented have included reducing expenses, including public sector employment through layoffs of employees.  Since the government is the largest source of employment in Puerto Rico, these measures will have the effect of increasing unemployment and could have the effect of intensifying the current recessionary cycle.  In addition, a payment or other material default by the Government of Puerto Rico or any of its agencies, public corporations or instrumentalities with respect to their municipal bond or note obligations could have an adverse effect on our financial condition and results of operations.

The current state of the Puerto Rico economy, higher unemployment levels and continued uncertainty in the public and private sectors has had an adverse effect on the credit quality of our loan portfolios and reduced the level of our loan originations in Puerto Rico.  The continuation of the economic slowdown would cause those adverse effects to continue, as delinquency rates may continue to increase in the short term, until sustainable growth of the Puerto Rico economy resumes.  Also, potential reduction in consumer spending as a result of continued recessionary conditions may also impact growth in other interest and non-interest revenue sources of the Company.

The imposition of additional property tax payments in Puerto Rico may further deteriorate our loan portfolios.

On March 9, 2009, the Governor of Puerto Rico signed into law the Special Act Declaring a State of Emergency and Establishing an Integral Plan of Fiscal Stabilization to Save Puerto Rico’s Credit (the “Fiscal Stabilization Plan”).  The Fiscal Stabilization Plan, as amended, imposes a series of temporary and permanent revenue raising measures, including the imposition of a 0.591% special tax to properties used for residential (excluding certain exempt properties or values) and commercial purposes.  This temporary measure will be effective for tax years that commenced after June 30, 2009 and before July 1, 2012.  The imposition of this special property tax could adversely affect the disposable income of borrowers from our commercial, construction, consumer and mortgage loan portfolios and may cause an increase in our delinquency and foreclosure rates.

Market volatility and disruption could affect us.

The capital and credit markets, although recovering, have been experiencing volatility and disruption for almost two years.  During the second half of 2008 and throughout 2009, the volatility and disruption reached unprecedented levels. In some cases, the markets have produced downward pressure on stock prices and credit capacity for certain issuers without regard to those issuers’ underlying financial strength.  If current levels of market disruption and volatility continue or worsen, we could experience an adverse effect, which may be material, on our ability to access credit and on our business, financial condition and results of operations and in the ability to sell shares of our securities.

The soundness of other financial institutions could affect us.

Our ability to engage in routine funding transactions could be adversely affected by the actions and commercial soundness of other financial institutions.  Financial services institutions are interrelated as a result of trading, clearing, counterparty and other relationships.  We have exposure to different industries and counterparties, and we routinely execute transactions with counterparties in the financial services industry, including brokers and dealers, commercial banks, investment banks, investment companies and other institutional clients.  Many of these transactions expose us to credit risk in the event of a default by our counterparty or client.  In addition, our credit risk may be exacerbated when the collateral held by us cannot be realized upon or is liquidated at prices not sufficient to recover the full amount of the loan or derivative exposure due to us.  Any such losses could materially and adversely affect our business, financial condition and results of operations.

Changes in interest rates could negatively affect the Company’s income and cash flows.

Our income and cash flows depend to a great extent on the difference between the interest rates earned on interest-earning assets such as loans and investment securities, and the interest rates paid on interest-bearing liabilities such as deposits and borrowings.  These rates are highly sensitive to many factors that are beyond our control, including general economic conditions and the policies of various governmental and regulatory agencies (in particular, the Federal Reserve Board).  Changes in monetary policy, including changes in interest rates, will influence the origination of loans, the prepayment speed of loans, the value of loans, investment securities and mortgage servicing assets, the purchase of investments, the generation of deposits, and the rates received on loans and investment securities and paid on deposits or other sources of funding.

Increases in FDIC insurance assessments may have a material adverse effect on the Company’s earnings.

During 2008, 2009 and 2010, higher levels of bank failures have dramatically increased resolution costs of the FDIC and depleted the deposit insurance fund.  In addition, the U.S. Congress and the FDIC have instituted two temporary programs to further insure customer deposits at FDIC-member banks: (i) deposit accounts are now insured up to $250,000 per customer (up from $100,000) until December 31, 2013; and (ii) certain non-interest bearing transactional accounts are fully insured (unlimited coverage) until June 30, 2010.  These programs have placed additional stress on the deposit insurance fund.

The FDIC increased the amount of the insurance assessments that we paid on our insured deposits during 2009 because market developments have led to a substantial increase in bank failures and an increase in FDIC loss reserves, which in turn has led to a depletion of the insurance fund of the FDIC and a reduction of the ratio of reserves to insured deposits.  In May 2009, the FDIC adopted a final rule, effective June 30, 2009, that imposed a special assessment of five cents for every $100 on each insured depository institution’s assets minus its Tier 1 capital as of June 30, 2009, subject to a cap equal to 10 cents per $100 of assessable deposits for the second quarter of 2009.

On September 29, 2009, in order to strengthen the cash position of the FDIC’s Deposit Insurance Fund, the FDIC issued a notice of proposed rulemaking that would require our banking subsidiaries to prepay their estimated quarterly risk-based assessments for the fourth quarter of 2009 and for all of 2010, 2011 and 2012.  In addition, the FDIC adopted a three-basis point increase in assessment rates effective on January 1, 2011.  Under the proposed rule each institution’s deposit assessment base would be calculated using its third quarter 2009 deposit assessment base, adjusted quarterly for an estimated 5 percent annual growth rate in the deposit assessment base through the end of 2012.  The prepaid assessment would be collected on December 30, 2009 and would be mandatory for all institutions (subject to the exercise of the FDIC’s discretion to exempt an institution if the FDIC determines that the prepayment would affect the safety and soundness of the institution).  The FDIC adopted the final rule implementing the prepayment of assessments on November 12, 2009.  Our total prepaid assessments were $67.1 million, which according to the final rule were recorded as a prepaid expense as of December 30, 2009.  The prepaid assessments will be amortized and recognized as an expense over the following three years.

We are generally unable to control the amount of assessments that we are required to pay for FDIC insurance.  If there are additional bank or financial institution failures, or if our risk rating deteriorates for purposes of determining the level of our FDIC insurance assessments, we may be required to pay even higher FDIC insurance assessments than the recently increased levels.  Any future increases in FDIC insurance assessments may materially adversely affect our results of operations.

Unforeseen disruptions in the brokered deposits market could compromise the Company’s liquidity position.

A relatively large portion of our funding is retail brokered deposits issued by Doral Bank, a Puerto Rico commercial bank and our principal banking subsidiary (“Doral Bank PR” or the “Bank”).  Our total brokered deposits as of December 31, 2009 were $2.7 billion.  An unforeseen disruption in the brokered deposits market, stemming from factors such as legal, regulatory or financial risks, could adversely affect our ability to fund a portion of our operations and/or meet obligations.

Adverse credit market conditions may affect the Company’s ability to meet its liquidity needs.

The credit markets, although recovering, have recently been experiencing extreme volatility and disruption. During the last eighteen months, the volatility and disruptions reached unprecedented levels. In some cases, the markets have exerted downward pressure on availability of liquidity and credit capacity of certain issuers, particularly for non-investment grade issuers like us.

We need liquidity to, among other things, pay our operating expenses, interest on our debt and dividends on our preferred stock (if dividends are declared and paid), maintain our lending activities and replace certain maturing liabilities.  Without sufficient liquidity, we may be forced to curtail our operations.  The availability of additional financing will depend on a variety of factors such as market conditions, the general availability of credit and our credit capacity.  Our cash flows and financial condition could be materially affected by continued disruptions in the financial markets.

The Company operates within a highly regulated industry and its business and results are significantly affected by the regulations to which it is subject; changes in statutes and regulations could adversely affect the Company.

We operate within a highly regulated environment.  The regulations to which the Company is subject will continue to have a significant impact on the Company’s operations and the degree to which it can grow and be profitable.  Certain regulators which supervise the Company have significant power in reviewing the Company’s operations and approving its business practices.  These powers include the ability to place limitations or conditions on activities in which the Company engages or intends to engage.  Particularly in recent years, the Company’s businesses have experienced increased regulation and regulatory scrutiny, often requiring additional Company resources.

Current economic conditions, particularly in the financial markets, have resulted in government regulatory agencies and political bodies placing increased focus and scrutiny on the financial services industry.  The U.S. Government has intervened on an unprecedented scale, responding to what has been commonly referred to as the financial crisis, by enhancing the liquidity support available to financial institutions, establishing a commercial paper funding facility, temporarily guaranteeing money market funds and certain types of debt issuances, and increasing insurance on bank deposits.

These programs have subjected participating financial institutions to additional restrictions, oversight and costs.  In addition, new proposals for legislation continue to be introduced in the U.S. Congress that could further substantially increase regulation of the financial services industry and impose restrictions on the operations and general ability of firms within the industry to conduct business consistent with historical practices, including aspects such as compensation, interest rates, financial product offerings and disclosures, and the impact of bankruptcy proceedings on consumer residential real estate mortgages, among others.  Federal and state regulatory agencies also frequently adopt changes to their regulations or change the manner in which existing regulations are applied.

On June 17, 2009, the U.S. Treasury Department released a white paper entitled Financial Regulatory Reform-A New Foundation: Rebuilding Financial Regulation and Supervision, which outlined the Obama administration’s plan to make extensive and wide ranging reforms to the U.S. financial regulatory system.  The plan contains proposals to, among other things, (i) create a new financial regulatory agency called the Consumer Financial Protection Agency, (ii) eliminate the federal thrift charter and create a new national bank supervisor; (iii) dispose of the interstate branching framework of the Riegle-Neal Act by giving national and state-chartered banks the unrestricted ability to branch across state lines, (iv) establish strengthened capital and prudential standards for banks and bank holding companies, (v) increase supervision and regulation of large financial firms, and (vi) create an Office of National Insurance within the U.S. Treasury Department.

On December 10, 2009, the U.S. House of Representatives passed “The Wall Street Reform and Consumer Protection Act,” which included some of the U.S. Treasury Department’s proposed reforms. It is expected that the full U.S. Senate will soon begin its consideration of legislative proposals for financial reform recently reported out by the Senate Committee on Banking, Housing, and Urban Affairs.

We cannot predict the substance or impact of any change in regulation, whether by regulators or as a result of legislation enacted by the United States Congress or by the Puerto Rico Legislature, or in the way such statutory or regulatory requirements are interpreted or enforced.  Compliance with such current and potential regulation and scrutiny may significantly increase our costs, impede the efficiency of our internal business practices, require us to increase our regulatory capital and limit our ability to pursue business opportunities in an efficient manner.

Changes in accounting standards issued by the Financial Accounting Standards Board or other standard-setting bodies may adversely affect the Company’s financial statements.

Our financial statements are subject to the application of GAAP, which are periodically revised and/or expanded.  Accordingly, from time to time we are required to adopt new or revised accounting standards issued by the Financial Accounting Standards Board (the “FASB”).  The impact of accounting pronouncements that have been issued but not yet implemented is disclosed by the Company in its filings with the SEC.  An assessment of proposed standards is not provided as such proposals are still subject to change.  It is possible that future accounting standards that the Company is required to adopt could change the current accounting treatment that the Company applies to its consolidated financial statements and that such changes could have a material adverse effect on the Company’s financial condition and results of operations.

Changes in accounting standards related to the consolidation of variable interest entities may adversely affect the Company’s financial condition, results of operations and regulatory capital ratios.

Market conditions have prompted the FASB and other standard-setting bodies to adopt new rules or guidance relating to financial accounting or regulatory capital standards such as, among others, a new accounting standard issued by the FASB in June 2009 related to consolidation of variable interest entities.  Pursuant to this standard, the Company may be required to consolidate as of January 1, 2010 a mortgage securitization trust that was not recorded on the Company’s Consolidated Balance Sheet as of December 31, 2009.  If consolidation were to be required, it would result in an increase in gross GAAP assets and gross GAAP liabilities of approximately $1.2 billion each.  It would also be expected to decrease stockholders’ equity, principally as a result of an increase in the Company’s allowance for loan and lease losses.  Consolidation of the securitization trust, if required, would also increase reported non-performing assets and reduce certain of the Company’s regulatory capital ratios.  If a determination is made that the trust should be consolidated and the Company were to subsequently sell its beneficial interest in the trust (approximately $11 million in carrying value), the trust would be deconsolidated in future reporting periods.

Risks Related to Our Business

For the year ended December 31, 2009, the Company’s credit quality, including the potential for credit losses on its investment portfolio, continued to be affected by the sustained deterioration of the economic conditions affecting our markets, including higher unemployment levels, much lower absorption rates and further declines in property values.

The Company’s credit quality continued to be under pressure during 2009 as a result of continued recessionary conditions in Puerto Rico and the United States that have led to, among other things, higher unemployment levels, much lower absorption rates for new residential construction projects and further declines in property values.

Our business depends on the creditworthiness of our customers and counterparties and the value of the assets securing our loans or underlying our investments.  If the credit quality of the customer base, or the value of collateral backing collateral dependent loans, materially decreases, if the risk profile of a market, industry or group of customers changes materially, our business, financial condition, allowance levels, asset impairments, liquidity, capital and results of operations could be adversely affected.

There is no certainty that our allowance for loan and lease losses will be sufficient to cover future credit losses in the portfolio because of continued adverse changes in the economy, market conditions or events negatively affecting specific customers, collateral values, industries or markets both in Puerto Rico and the United States.  We periodically review the allowance for loan and lease losses for adequacy considering economic conditions and trends, collateral values and credit quality indicators, including past charge-off experience and levels of past due loans and non-performing assets.

Some of our mortgage-backed securities and other investments continue to experience declines in their market values as a result of adverse market conditions. For such securities, management believes they are not more likely than not to be sold before anticipated recovery of remaining amortized cost basis.  As of December 31, 2009, the Company recognized OTTI on four of seven of its non-agency Collateralized Mortgage Obligations (“CMO”). Management has determined that unrealized losses in its investment portfolio are temporary.  Valuation and OTTI determinations will continue to be affected by external market factors including default rates, severity rates and macro-economic factors in the United States and Puerto Rico.  The Company’s future results may be materially affected by worsening defaults and severity rates related to the underlying collateral.

An additional loss may have to be accrued by the Company with respect to a pending Lehman Brothers Inc. claim.

The Company had counterparty exposure to Lehman Brothers Inc. (“LBI”) in connection with repurchase financing agreements and forward To-Be Announced (“TBA”) agreements.  LBI was placed in a Securities Investor Protection Corporation (“SIPC”) liquidation proceeding after the filing for bankruptcy of its parent, Lehman Brothers Holdings Inc.  The commencement of the SIPC liquidation proceeding was an event of default under the repurchase agreements and the forward agreements resulting in their termination as of September 19, 2008.

The termination of the agreements led to a reduction in the Company’s total assets and total liabilities of approximately $509.8 million and caused the Company to recognize a previously unrealized loss on the value of the securities subject to the agreements, resulting in a $4.2 million charge during the third quarter of 2008.  In a letter dated October 6, 2008, the Company notified LBI and the SIPC trustee that it was owed approximately $43.3 million, representing the excess of the value of the securities held by LBI above the amounts owed by the Company under the agreements, plus ancillary expenses and accrued interest. The Company has fully reserved ancillary expenses and interest.  In December 2008, the SIPC trustee announced that the deadline for final submission of claims for customers was January 2009 and set a deadline of June 2009 for other creditor claims.  The SIPC trustee also announced that it expected to have enough assets to cover customer claims but stated that it could not determine at that point what would be available to pay general creditors.

Based on the information available in the fourth quarter of 2008, the Company determined that the process would likely take more than a year and that mounting legal and operating costs would likely impair the ability of LBI to pay 100% of the claims filed against it, especially for general creditors.  The fourth quarter of 2008 also saw the continued decline in asset values, and management concluded that it was likely that LBI assets would also decline in value.  Management evaluated this receivable in accordance with the guidance provided by ASC 450-10 (SFAS No. 5) and related pronouncements.  As a result, the Company accrued as of December 31, 2008 a loss of $21.6 million against the $43.3 million owed by LBI.  The net receivable of $21.7 million is recorded in “Accounts Receivable” on the Company’s consolidated statements of financial condition.  Determining the reserve amount requires management to use considerable judgment and is based on the facts currently available.

On January 29, 2009, the Company timely filed customer claims against LBI in the SIPC liquidation proceeding. On August 19, 2009, the SIPC trustee issued notices of determination to the Company (i) denying Company’s claims for treatment as a customer with respect to the cash and/or securities held by LBI under the repurchase financing agreements and forward TBA agreements between the Company and LBI, and (ii) converting the Company’s claims to general creditor claims. On September 18, 2009, the Company filed objections in bankruptcy court to the SIPC trustee’s determinations, which objections remain pending.

On October 5, 2009, the SIPC trustee filed a motion in bankruptcy court seeking leave to allocate property within the LBI estate entirely to customer claims.  The motion asserted that “the colorable customer claims will approach – and, depending on how certain disputed issues are resolved, could exceed – the assets available to the SIPC trustee for distribution.”  On October 30, 2009, the Company objected to this motion as premature (since as the SIPC trustee noted the process of marshalling assets in the estate is ongoing) and giving the SIPC trustee unwarranted discretion.  The Company also reaffirmed its entitlement to customer treatment. An evidentiary hearing on the motion was held on February 25, 2010.  The SIPC trustee has modified the relief sought in the proposed order in respect of the motion based on which the Company has withdrawn its objection to the motion.

Once a final determination regarding the Company’s objections to the denial of its claims for treatment as a customer is issued and once additional information on the SIPC proceeding is obtained (such as, for example, the amount of customer and general creditor claims and the amount of funds that may be available to cover each class of claims), the Company may need to accrue an additional loss with respect to the net LBI receivable of $21.7 million.  Such accrual of an additional loss may have a material adverse effect on the Company’s results of operations for the period in which such additional loss is accrued.

Deteriorating credit quality has adversely impacted the Company and may continue to adversely impact the Company.

The Company has experienced a downturn in credit quality since 2006, and the Company expects credit conditions and the performance of its loan portfolio may continue to deteriorate in the near future.  The Company is subject to the risk of loss from loan defaults and foreclosures with respect to loans originated or acquired.  The Company establishes provisions for loan losses, which lead to reductions in the income from operations, in order to maintain the allowance for loan losses at a level which is deemed appropriate by management based upon an assessment of the loan portfolio in accordance with established procedures and guidelines.  This process, which is critical to the Company’s financial results and condition, requires difficult, subjective and complex judgments about the future, including forecasts of economic and market conditions that might impair the ability of its borrowers to repay the loans.  The Company may have to increase the provisions for loan losses in the future as a result of future increases in non-performing loans or for other reasons beyond its control.  Accordingly, a decrease in the quality of the Company’s credit portfolio could have a material adverse effect on the Company’s financial condition and results of operations.

The Company and its banking subsidiaries are subject to regulatory capital adequacy and other supervisory guidelines, and if we fail to meet those guidelines our business and financial condition would be adversely affected.

Under regulatory capital adequacy guidelines and other regulatory capital requirements, the Company and its banking subsidiaries must meet guidelines that include quantitative measures of assets, liabilities and certain off balance sheet items, subject to quantitative judgments by regulators regarding components, risk weightings and other factors.  Supervisory guidelines also address, among other things, asset quality and liquidity.  We and our bank regulators agree that we should manage Doral Bank to stricter capital and other supervisory requirements based on general economic conditions and our particular condition, risk profile and growth plans.  If the Company and its banking subsidiaries fail to meet minimum capital and other supervisory and regulatory requirements, our business and financial condition will be adversely affected.  A failure to meet regulatory capital adequacy guidelines at our bank subsidiaries would, among other things, affect their ability to accept or roll over brokered deposits.

The hedging transactions that the Company enters into may not be effective in managing the exposure to interest rate risk.

The Company uses derivatives, to a limited extent, to manage part of its exposure to market risk caused by changes in interest rates.  The derivative instruments that the Company may use also have their own risks, which include: (i) basis risk, which is the risk of loss associated with variations in the spread between the asset yield and funding and/or hedge cost; (ii) credit or default risk, which is the risk of insolvency or other inability of the counterparty to a particular transaction to perform its obligations thereunder; and (iii) legal risk, which is the risk that the Company is unable to enforce the terms of such instruments. All or any of these risks could expose the Company to losses.

Our risk management policies and procedures may leave us exposed to unidentified or unanticipated risk, which could negatively affect us.

Management of risk requires, among other things, policies and procedures to record properly and verify a large number of transactions and events.  We have devoted significant resources to develop our risk management policies and procedures and expect to continue to do so in the future. Nonetheless, our policies and procedures may not be comprehensive given current market conditions.  Some of our methods for managing risk and exposures are based upon the use of observed historical market behavior or statistics based on historical models.  As a result, these methods may not fully predict future exposures, which could be significantly greater than our historical measures indicate.  Other risk management methods depend on the evaluation of information regarding markets, clients or other matters that is publicly available or otherwise accessible to us.  This information may not always be accurate, complete, up-to-date or properly evaluated.

The preparation of our financial statements requires the use of estimates that may vary from actual results.

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make significant estimates that affect our financial statements.  Four of the Company’s most critical estimates are the level of the allowance for loan and lease losses, the amount of OTTI of its non-agency securities, the valuation of mortgage servicing rights and the amount of its deferred tax asset.  Due to the inherent nature of these estimates the Company may significantly increase the allowance for loan and lease losses and/or sustain credit losses that are significantly higher than the provided allowance, and may recognize a significant provision for impairment of its mortgage servicing rights. If the Company’s allowance for loan and lease losses is not adequate, the Company’s business, financial condition, including its liquidity and capital, and results of operations could be materially adversely affected. Additionally, in the future, the Company may increase its allowance for loan and lease losses, which could have a material adverse effect on its capital and results of operations.

In 2009, the Company recognized $27.6 million of OTTI. The OTTI estimate is based upon analysis of the probability of default and loss given default of the residential mortgage loans which underlie the security. If default experiences increase or are later estimated to increase beyond the previously estimated levels, the Company may increase the amount of OTTI, which could have a material adverse effect on its capital and results of operation.

As of December 31, 2009, the Company had a deferred tax asset of approximately $131.2 million.  The deferred tax asset is net of a valuation allowance of $385.9 million.  The realization of the Company’s deferred tax asset ultimately depends on the existence of sufficient taxable income to realize the value of this asset.  Due to significant estimates utilized in establishing the valuation allowance and the potential for changes in facts and circumstances, it is reasonably possible that the Company will be required to record adjustments to the valuation allowance in future reporting periods.  The Company’s results of operations would be negatively impacted if it determines that increases to its deferred tax asset valuation allowance are required in a future reporting period.

Defective and repurchased loans may harm our business and financial condition.

In connection with the sale and securitization of mortgage loans, the Company is required to make a variety of customary representations and warranties regarding the Company and the loans being sold or securitized.  The Company’s obligations with respect to these representations and warranties are generally outstanding for the life of the loan, and they relate to, among other things:

•	compliance with laws and regulations;

•	underwriting standards;

•	the accuracy of information in the loan documents and loan file; and

•	the characteristics and enforceability of the loan.

A loan that does not comply with these representations and warranties may take longer to sell, may impact the Company’s ability to obtain third-party financing for the loan, and be unsalable or salable only at a significant discount.  If such a loan is sold before the Company detects a noncompliance, the Company may be obligated to repurchase the loan and bear any associated loss directly, or the Company may be obligated to indemnify the purchaser against any such loss, either of which could reduce the Company’s cash available for operations and liquidity.  The Company’s current management team believes that it has established controls to ensure that loans are originated in accordance with the secondary market’s requirements, but mistakes may be made, or certain employees may deliberately violate the Company’s lending policies.  The Company seeks to minimize repurchases and losses from defective loans by correcting flaws, if possible, and selling or re-selling such loans.  The Company does not have a reserve on its financial statements for possible losses related to repurchases resulting from representation and warranty violations because it does not expect any such losses to be significant.  Losses associated with defective loans may adversely impact our results of operations or financial condition.

We are exposed to credit risk from mortgage loans held pending sale and mortgage loans that have been sold subject to recourse arrangements.

The Company is generally at risk for mortgage loan defaults from the time it funds a loan until the time the loan is sold or securitized into a mortgage-backed security.  In the past, the Company retained, through recourse arrangements, part of the credit risk on sales of mortgage loans that did not qualify for the Government National Mortgage Association (“GNMA”), FNMA or FHLMC sale or exchange programs and consequently may suffer losses on these loans.  The Company suffers losses on these loans when the proceeds from a foreclosure sale of the property underlying a defaulted mortgage loan are less than the outstanding principal balance of the loan and the costs of holding and disposing of the related property.  The Company estimates the fair value of the retained recourse obligation or any liability incurred at the time of sale and includes such obligation with the net proceeds from the sale, resulting in lower gain-on-sale recognition.  The Company evaluates the fair value of its recourse obligation based on historical losses from foreclosure and disposition of mortgage loans adjusted for expectations of changes in portfolio behavior and market environment.

We are subject to risks in servicing loans for others.

The Company’s profitability may also be adversely affected by mortgage loan delinquencies and defaults on mortgage loans that it services for third parties.  Under many of its servicing contracts, the Company must advance all or part of the scheduled payments to the owner of an outstanding mortgage loan, even when mortgage loan payments are delinquent. In addition, in order to protect their liens on mortgaged properties, owners of mortgage loans usually require that the Company, as servicer, pay mortgage and hazard insurance and tax payments on schedule even if sufficient escrow funds are not available.  The Company generally recovers its advances from the mortgage owner or from liquidation proceeds when the mortgage loan is foreclosed.  However, in the interim, the Company must absorb the cost of the funds it advances during the time the advance is outstanding.  The Company must also bear the costs of attempting to collect on delinquent and defaulted mortgage loans.  In addition, if a default is not cured, the mortgage loan will be canceled as part of the foreclosure proceedings and the Company will not receive any future servicing income with respect to that loan.

As a result of our credit ratings, we may be subjected to increased collateral requirements or other measures that could have an adverse impact on our results of operations and financial condition.

We have previously sold or securitized mortgage loans in transactions with FNMA and other counterparties subject to partial or full recourse.  As of December 31, 2009, the maximum contractual exposure to the Company if it were required to purchase all loans sold subject to partial or full recourse was $800 million, $638.8 million of which consisted of exposure to FNMA.  Our contractual agreements with FNMA authorize FNMA to require us to post additional collateral to secure our recourse obligations when, as now, we do not maintain an investment grade rating.  In January 2006, the Company agreed to post $44 million in collateral to secure our recourse obligations with FNMA, and FNMA has the contractual right to request collateral for the full amount of our recourse obligations.  In addition, certain of our servicing arrangements, such as those with FNMA, FHLMC and GNMA, contain provisions triggered by changes in our financial condition or failure to maintain required credit ratings.  We do not currently maintain the credit ratings required by GNMA and possibly other counterparties, which may result in increased collateral requirements and/or require us to engage a substitute fund custodian, or could result in termination of our servicing rights.  Termination of our servicing rights, requirements to post additional collateral or the loss of custodian funds could reduce our liquidity and have an adverse impact on our operating results.

Our ability to sell loans and other mortgage products to government-sponsored entities could be impacted by changes in our financial condition or the historical performance of those mortgage products.

Our ability to sell mortgage products to government-sponsored entities (“GSEs”), such as FHLMC, FNMA, and GNMA, depends, among other things, on our financial condition and the historical performance of those mortgage products.  To protect our ability to continue to sell mortgage products to GNMA and other GSEs, we have and may in the future repurchase defaulted loans from such counterparties.  In December 2009, we repurchased $118.3 million of defaulted Federal Housing Administration guaranteed loans from GNMA.  Any such repurchases in the future may negatively impact our liquidity and our operating results.  Termination of our ability to sell mortgage products to the GSEs would have a material adverse effect on our results of operations and financial condition.

We may fail to retain and attract key employees and management personnel.

Our success has been and will continue to be influenced by our ability to retain and attract key employees and management personnel, including senior and middle management.  Our ability to attract and retain key employees and management personnel may be adversely affected as a result of the workload and stress associated with the resolution of legacy issues and business transformation efforts, and related risks and uncertainties, as well as additional work relating to any potential or actual acquisition.

Competition with other financial institutions could adversely affect the profitability of our operations.

The Company faces significant competition from other financial institutions, many of which have significantly greater assets, capital and other resources.  As a result, many of the Company’s competitors have advantages in conducting certain businesses and providing certain services.  This competitive environment could force the Company to increase the rates it offers on deposits or lower the rates it charges on loans and, consequently, could adversely affect the profitability of its operations.

Damage to our reputation could damage our businesses.

Maintaining a positive reputation for the Company is critical to the Company attracting and maintaining customers, investors and employees.  Damage to its reputation can therefore cause significant harm to the Company’s business and prospects.  Harm to the Company’s reputation can arise from numerous sources, including, among others, employee misconduct, litigation or regulatory outcomes, failing to deliver minimum standards of service and quality, compliance failures, unethical behavior, and the activities of customers and counterparties.  Negative publicity regarding the Company, whether or not true, may also result in harm to the Company’s prospects.

The Company and its banking subsidiaries are subject to the supervision and regulation of various banking regulators and have entered into consent orders with these regulators, and these regulators could take action against the Company or its banking subsidiaries.

As a regulated financial services firm, the Company’s good standing with its regulators is of fundamental importance to the continuation and growth of its businesses.  The Company is subject to supervision and regulation by the Federal Reserve and the Commissioner of Financial Institutions of Puerto Rico.  Doral Bank PR is subject to supervision and regulation by the FDIC and the Commissioner and Doral Bank NY is subject to supervision and regulation by the Office of Thrift Supervision and the FDIC.

Federal banking regulators, in the performance of their supervisory and enforcement duties, have significant discretion and power to initiate enforcement actions for violations of laws and regulations and unsafe or unsound practices.  The enforcement powers available to federal banking regulators include, among others, the ability to assess civil monetary penalties, to issue cease-and-desist or removal orders, to require written agreements and to initiate injunctive actions.  The Company and Doral Bank PR have entered into consent orders with the Federal Reserve, the FDIC and the Commissioner, which, among other things, prohibited the Company’s banking subsidiaries from paying dividends to the parent company, and prohibited the Company from paying dividends to its common and preferred shareholders, without regulatory approval and required Doral Bank PR to take various actions to ensure compliance with the provisions of the Bank Secrecy Act. While the FDIC and the Commissioner have lifted their consent orders, these banking regulators could take further action with respect to us or our banking subsidiaries and, if any such further action were taken, such action could have a material adverse effect on the Company.  The Company’s consent order with the Federal Reserve is still in effect, and the Company’s banking regulators could take additional actions to protect the Company’s banking subsidiaries or to ensure that the holding company remains as a source of financial and managerial strength to its banking subsidiaries, and such action could have adverse effects on the Company or its stockholders.

The Company has been the subject of an investigation by the U.S. Attorney’s Office for the Southern District of New York, which could require it to pay substantial fines or penalties.

On August 24, 2005, the Company received a grand jury subpoena from the U.S. Attorney’s Office for the Southern District of New York regarding the production of certain documents, including financial statements and corporate, auditing and accounting records prepared during the period relating to the restatement of the Company’s financial statements.  We cannot predict when this investigation will be completed or what the results of this investigation will be.  The effects and results of this investigation could have a material adverse effect on the Company’s business, results of operations, financial condition and liquidity.  Adverse developments related to this investigation, including any expansion of its scope, could negatively impact the Company and could divert efforts and attention of its management team from our ordinary business operations.  We may be required to pay material fines, judgments or settlements or suffer other penalties, each of which could have a material adverse effect on its business, results of operations, financial condition and liquidity.  This investigation could adversely affect the Company’s ability to obtain, and/or increase the cost of obtaining, directors’ and officers’ liability insurance and/or other types of insurance, which could have a material adverse effect on the Company’s businesses, results of operations and financial condition.

We may be required to advance significant amounts to cover the reasonable legal and other expenses of its former officers and directors.

Under our by-laws, we are obligated to pay in advance the reasonable expenses incurred by former officers and directors in defending civil or criminal actions or proceedings pending final disposition of such actions.  Since 2005, we have been advancing funds on behalf of various former officers and directors in connection with the grand jury proceeding referred to above and ongoing investigations by the Securities and Exchange Commission (“SEC”) relating to the restatement of our financial statements.  On March 6, 2008, a former treasurer of the Company was indicted for alleged criminal violations involving securities and wire fraud.  On August 13, 2009, Mario S. Levis, the former Treasurer of the Company, filed a complaint against the Company in the Supreme Court of the State of New York.  The complaint alleges that the Company breached a contract with the plaintiff and the Company’s by-laws by failing to advance payment of certain legal fees and expenses that Mr. Levis has incurred in connection with a criminal indictment filed against him in the U.S. District Court for the Southern District of New York.  Further, the complaint claims that the Company fraudulently induced the plaintiff to enter into agreements concerning the settlement of a civil litigation arising from the restatement of the Company’s financial statements for fiscal years 2000 through 2004.  The complaint seeks declaratory relief, damages, costs and expenses.  Mr. Levis further moved for preliminary injunctive relief. On December 16, 2009, the parties entered into a Settlement Agreement. On December 17, 2009, Mr. Levis’ motion for a preliminary injunction was denied as moot, and all further proceedings were stayed, but the procedures for future disputes between the parties as outlined in the Settlement Agreement were not affected by the stay.  The amounts required to be advanced in lengthy criminal proceeding could be substantial and could materially adversely affect our result of operations.

Risks Related to an Acquisition

Doral Bank may not successfully bid to acquire assets and liabilities of any of the Target Banks.

There is no assurance that an FDIC-assisted transaction (an “Acquisition,” and any bank, the assets and liabilities of which are the subject of any such transaction, a “Target Bank”) will be consummated.  The FDIC may not be appointed as receiver of any of the Target Banks or we might not successfully bid to acquire assets and liabilities of any of the Target Banks.

The economics of an Acquisition, if any, have not yet been determined.

We have not yet established the terms of any bid we may make, and the economics of any Acquisition are not yet known.  Significant elements of the bid and the terms of any Acquisition would be expected to depend on, among other things, the assets and liabilities of which Target Bank(s) are acquired, if any; which assets and liabilities of the Target Bank(s) would be acquired and which would be excluded; whether we acquire all deposits or only deposits insured by the FDIC; the amount of any deposit premium we pay the FDIC or the amount of any asset discount ; the amount of any  “first loss tranche” threshold; whether we offer the FDIC an equity appreciation instrument; and the terms of the purchase and assumption agreement (the “Purchase and Assumption Agreement”) entered into by the Bank and the FDIC acting as receiver and in its corporate capacity, and related agreements for the Acquisition, including the terms of the expected loss sharing arrangements with the FDIC.  These terms will be determined by the Company’s final bid and final documentation agreed with the FDIC.  Therefore, the terms affecting the economics of an Acquisition, if any, and the potential impact of an Acquisition on our earnings, financial condition and future prospects are not yet known by us or you.

An Acquisition presents risks to Doral Bank PR, and Doral Bank PR may not realize all of the expected benefits of an Acquisition.

We do not expect the FDIC to make any representations and warranties regarding the assets and liabilities of the Target Bank(s) to be acquired in an Acquisition, and we will have only a limited opportunity to conduct diligence on the Target Banks.  The assets acquired in an Acquisition would generally be acquired by the Bank “as is,” “where is” and without recourse and we expect that any indemnification provided by the FDIC to the Bank would be primarily limited to liabilities of the Target Bank(s) that are not assumed by the Bank in the Acquisition. Accordingly, the indemnification may not be as comprehensive as what we could obtain in a transaction with a private seller.

The terms of an Acquisition are expected to include a loss share arrangement with the FDIC for certain losses on covered assets.  However, the loss share arrangement would impose obligations on the Bank.  These include restrictions on transfers of covered assets, asset administration standards and restrictions, the implementation loan modification guidelines for covered single-family residential mortgage loans approved by the FDIC or any other U.S. governmental agency.  Compliance with these obligations could limit our flexibility to administer, sell or otherwise manage the acquired assets. Failure to comply with these obligations could result in a loss of or reduction in loss share payments by the FDIC to Doral Bank PR.  In addition, we expect that the loss share arrangement will provide that we will be required to make a “true-up” payment to the FDIC in the event that losses on assets covered by the loss share arrangement are less than the intrinsic loss estimate determined by the FDIC.

If we issue an equity appreciation instrument to the FDIC as part of an Acquisition, we may be required to make a substantial cash payment to the FDIC if the price of our Common Stock increases after the Acquisition.

As part of Doral Bank PR’s bid, we may offer to issue to the FDIC cash-settled warrants or another form of equity appreciation instrument on terms to be agreed with the FDIC.  The equity appreciation instrument would be designed to allow the FDIC to share in the appreciation, if any, in the price of the Company’s common stock (“Common Stock”) following announcement of an Acquisition.  Upon exercise by the FDIC of the equity appreciation instrument, the Company would be required to make a cash payment to the FDIC based on an agreed number of units and an agreed exercise price.  Any such payment could have a material adverse effect on our liquidity.

The acquisition of assets and liabilities of the Target Bank(s) in an FDIC-assisted transaction could present additional risks to our business.

Although an Acquisition would be expected to provide for FDIC assistance to mitigate certain risks, such as sharing exposure to loan losses and providing indemnification against certain liabilities of the Target Bank(s), we would still be subject to many of the same risks we would face in acquiring another bank in a negotiated transaction, including risks associated with maintaining customer relationships and failure to realize the anticipated acquisition benefits in the amounts and within the timeframes we expect.  In addition, because any Acquisition would be structured in a manner that would not allow us the time and access to information normally associated with preparing for and evaluating a negotiated transaction, we may face additional risk upon acquiring assets and assuming the liabilities of any Target Bank(s).  These risks include, among others, incorrectly assessing the asset quality of the Target Bank(s), management of problem loans and being unable to profitably deploy assets acquired in the transaction.  We may not be successful in overcoming these risks or any other problems in connection with an Acquisition.  Our inability to overcome these risks could have a material adverse effect on our business, financial condition, results of operations and future prospects.

We may not be able to integrate acquired assets into our operations.

Our earnings, financial condition and prospects after an Acquisition depend in part on our ability to successfully integrate the acquired assets with our operations.  The successful integration of the banking operations of the Target Bank(s) depends primarily upon our ability to consolidate operations, systems and procedures and eliminate redundancies and costs. Integration efforts will likely divert our management’s attention and resources.  No assurance can be given that our resources and systems will be sufficient to integrate the banking operations of the Target Bank(s) without encountering difficulties including, without limitation, the loss of key employees and customers, the disruption of ongoing business or possible inconsistencies in standards, controls and procedures and policies that adversely affect our ability to maintain relationships with clients, customers, depositors and employees.  Moreover, we expect that the FDIC’s Purchase and Assumption Agreement is likely to impose certain obligations on the Bank relating to acquired operations of the Target Bank(s), including obligations relating to the continuation of banking services in the trade area of the Target Bank(s) for one year, that may limit our ability to successfully integrate the operations of the Target Bank(s) following an Acquisition.  If we experience difficulty with the integration, we may not achieve all the economic benefits we expect to result from an Acquisition, and this may adversely effect our business and earnings.  In addition, we may experience greater than expected costs or difficulties relating to the integration of the banking operations, we may not realize expected cost savings from an Acquisition within the anticipated time frames and/or any cost savings that are realized may be offset by losses in revenues or increased charges to earnings.

Any difficulties we may experience in integrating the acquired operations of the Target Bank(s) with our operations may also affect our retention of deposit accounts and former customers of the Target Bank(s).

The integration of the acquired assets and assumed liabilities may make it more difficult for us to maintain effective internal control over financial reporting.

In April 2005, we announced a restatement of our financial statements for the period of 2000 to 2004. Several material weaknesses in our internal control over financial reporting were identified in connection with the restatement, and we have devoted substantial internal and external resources to addressing the material weaknesses and other significant deficiencies in our internal control over financial reporting and to improving our internal control over financial reporting.  Integration of the assets and liabilities of any Target Bank(s) may place significant stress on our systems and may require changes to our internal control over financial reporting that we may not discover or make in a timely manner, and result in material weaknesses.  We may also be forced to hire additional personnel and to spend significant resources in connection with the integration to avoid such problems.  Confidence in the reliability of our financial statements could suffer if we or our independent registered public accounting firm were to report a material weakness in our internal controls over financial reporting.

We may experience difficulty in managing the acquired loan portfolio of the Target Bank(s) within the limits of the loss protection provided by the FDIC.

In connection with an Acquisition, we would expect to enter into a loss share agreement with the FDIC that will cover a portion of the Target Bank(s)’s loans and other assets.  After a first loss tranche in which all losses will be covered by the Company, we will share in the losses of the loan pools (including single family residential mortgage loans, commercial loans, foreclosed loan collateral and other real estate owned) covered (“covered assets”) under the loss share agreement. Pursuant to the terms of the loss share agreement, the FDIC will be obligated to reimburse the Company a specified percentage of certain eligible losses with respect to covered assets.  The Company has a corresponding obligation to reimburse the FDIC for a corresponding percentage of eligible recoveries with respect to covered assets. Additionally, the loss share agreement will have a limited term; therefore losses that we experience after the term of the loss share agreement will not be reimbursed by the FDIC and will negatively impact our results.

The loss share agreement will also impose standard requirements on us, which must be satisfied in order to retain loss-sharing protections.  These include restrictions on transfers of covered assets, asset administration standards and restrictions, and implementation of the loan modification guidelines for covered single-family residential mortgage loans approved by the FDIC or any other U.S. governmental agency.  Failure to adhere to these obligations by the Bank could result in a loss of or reduction in loss share payments by the FDIC.

The risks related to an Acquisition could be greater if Doral Bank PR successfully bids to acquire assets and liabilities of more than one Target Bank.

The risks described above related to an Acquisition could be greater if Doral Bank PR decides to bid for, and the FDIC accepts Doral Bank PR’s bid for, assets and liabilities of more than one Target Bank.  Integrating the operations of more than one bank, managing their assets, retaining their customers, complying with obligations to the FDIC with respect to assets acquired from more than one Target Bank, and the other challenges described above will be more difficult than if Doral Bank PR were to acquire assets and liabilities of a single bank.  While additional resources will be retained in the event Doral Bank PR successfully acquires more than one Target Bank, an acquisition of assets and liabilities of more than one Target Bank could cause a more substantial effect on our business than if Doral Bank PR were to acquire assets and liabilities of a single bank.

We may engage in additional FDIC-assisted transactions, which could present additional risks to our business.

Whether or not an Acquisition is consummated in the near term, we may have opportunities to acquire the assets and liabilities of other failed banks in future FDIC-assisted transactions, which would have similar risks to those noted above, and could involve additional risks and uncertainties based on their existing circumstances.

Risks Related to our Common Stock

Additional issuances of Common Stock or securities convertible into Common Stock may further dilute existing holders of our Common Stock.

On April 19, 2010, we announced a private placement to raise up to $600 million of new Common Stock and Common Stock equivalents, pursuant to the Stock Purchase Agreement (the “Placement”).  We may determine in the future that it is advisable, or we may encounter circumstances where we determine it is necessary, to issue additional shares of our Common Stock, securities convertible into or exchangeable for shares of our Common Stock, or common-equivalent securities to fund strategic initiatives or other business needs or to raise additional capital.  Depending on our capital needs, we may make such a determination in the near future or in subsequent periods.  The market price of our Common Stock could decline as a result of any such future offering, as well as other sales of a large block of shares of our Common Stock or similar securities in the market thereafter, or the perception that such sales could occur.

In addition, such additional equity issuances would reduce any earnings available to the holders of our Common Stock and the return thereon unless our earnings increase correspondingly. We cannot predict the timing or size of future equity issuances, if any, or the effect that they may have on the market price of our Common Stock. The issuance of substantial amounts of equity, or the perception that such issuances may occur, could adversely affect the market price of our Common Stock.

Availability for sale of a substantial number of shares of our Common Stock may cause the price of our Common Stock to decline.

Approximately 72% of our outstanding Common Stock is currently owned by our principal shareholder, Doral Holdings. Since the formation of Doral Holdings in 2007, these shares could only be sold upon the affirmative vote of at least four out of five of the principal investors of Doral Holdings.  Under the Cooperation Agreement, we expect that Doral Holdings will be dissolved and those shares would be distributed pro rata to direct and indirect investors in Doral Holdings.  Pursuant to the Stock Purchase Agreement, and the Cooperation Agreement, the Company has agreed to use its reasonable best efforts to register the shares of Common Stock being issued to investors in the Placement (or upon the conversion of Preferred Stock issued therein), and the shares of Common Stock currently owned by Doral Holdings so distributed to its direct and indirect investors.  Shares distributed on the dissolution of Doral Holdings will be freely transferable, and shares issued in the Placement will be freely tradeable after 180 days, except, in each case, for any such shares owned by our affiliates.

If holders of our Common Stock sell substantial amounts of our Common Stock in the public market, including shares of our Common Stock purchased in the Placement (or issued upon conversion of the Preferred Stock purchased therein) or distributed to direct or indirect investors in Doral Holdings as described above, it is likely to have an adverse effect on the market price of our Common Stock.  The possibility of such sales, commonly referred to as an “overhang,” also could adversely affect the market price of our Common Stock and also could make more difficult our ability to raise additional financing through the sale of equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

We may be required to make certain payments to investors under the Stock Purchase Agreement and Doral Holdings under the Cooperation Agreement if registration of the Common Stock is delayed or under certain other circumstances.

Under the terms of the Stock Purchase Agreement and the Cooperation Agreement, we will be required to make certain payments as liquidated damages to investors in the Placement and to direct and indirect investors in Doral Holdings if a registration statement relating to the shares of Common Stock being issued in the Placement (or upon the conversion of Preferred Stock issued therein) and the shares of Common Stock currently owned by Doral Holdings is not (i) filed with the SEC within the time periods specified in the Stock Purchase Agreement, (ii) declared effective by the SEC within the time periods specified in the Stock Purchase Agreement or (iii) available (with certain limited exceptions) after having been declared effective.  No assurance can be given that the required registration statement will be filed, or be declared effective by the SEC and remain effective for the time periods necessary to avoid the payment of liquidated damages.

Dividends on our Common Stock and Preferred Stock have been suspended; we may not be able to pay dividends on our Common Stock and Preferred Stock in the future.

Holders of our Common Stock are only entitled to receive such dividends as our board of directors may declare out of funds legally available for such payments.  On April 25, 2006, we announced that, as a prudent capital management decision designed to preserve and strengthen the Company’s capital, our board of directors had suspended the quarterly dividend on Common Stock.  In addition, we will be unable to pay dividends on our Common Stock unless and until we resume payments of dividends on our Preferred Stock, which were suspended by our board of directors in March 2009.

Our ability to pay dividends in the future is limited by various regulatory requirements and policies of bank regulatory agencies having jurisdiction over the Company and such other factors deemed relevant by our board of directors.  Under an existing consent order with the Federal Reserve, we are restricted from paying dividends on our capital stock without the prior written approval of the Federal Reserve.  We are required to request permission for the payment of dividends on our Common Stock and preferred stock not less then 30 days prior to a proposed dividend declaration date.  We may not receive approval for the payment of such dividends in the future or, even with such approval, our board of directors may not resume payment of dividends.

Our suspension of preferred stock dividends could result in the expansion of our board of directors.

On March 20, 2009, our board of directors announced that it had suspended the declaration and payment of all dividends on all outstanding series of our perpetual convertible preferred stock and our noncumulative preferred stock.  The suspension of dividends for our noncumulative preferred stock was effective and commenced with the dividends for the month of April 2009.  The suspension of dividends for our perpetual convertible preferred stock was effective and commenced with the dividends for the quarter commencing in April 2009.

If we do not pay dividends in full on our noncumulative preferred stock for 18 consecutive monthly periods, or pay dividends in full on our perpetual convertible preferred stock for consecutive dividend periods containing in the aggregate a number of days equivalent to six fiscal quarters, the holders of all series of preferred stock so entitled, all acting together as a single class, would have the right to elect two additional members of our board of directors.

All of our debt obligations and our preferred stock will have priority over our Common Stock with respect to payment in the event of a liquidation, dissolution or winding up.

In any liquidation, dissolution or winding up of the Company, our Common Stock would rank below all debt claims against us and all of our outstanding shares of preferred stock.  As a result, holders of our Common Stock will not be entitled to receive any payment or other distribution of assets upon the liquidation or dissolution until after our obligations to our debt holders and holders of preferred stock have been satisfied.

Our certificate of incorporation, our by-laws, certain banking law provisions and our securityholders and registration rights agreement contain provisions that could discourage an acquisition or change of control of the Company.

Our securityholders and registration rights agreement, certain provisions under Puerto Rico and federal banking laws and regulations, together with certain provisions of our certificate of incorporation and by-laws, may make it more difficult to effect a change in control of the Company, to acquire us or to replace incumbent management.  These provisions could potentially deprive our stockholders of opportunities to sell shares of our Common Stock at above-market prices.  If Doral Holdings is dissolved as contemplated by the Cooperation Agreement, our securityholders and registration rights agreement would be terminated, thus eliminating certain of these provisions, but until such time, or if it is not so dissolved, such agreement will remain in effect.

Our controlling shareholder is able to determine the outcome of any matter that may be submitted for a vote of the shareholders and such ability will continue if it is not dissolved as currently contemplated.

Our principal shareholder, Doral Holdings, owns approximately 72% of our outstanding common stock.  The interests of our controlling shareholder may differ from those of our other shareholders, and it may take actions that advance its interests to the detriment of our other shareholders.  Our controlling shareholder will generally have sufficient voting power to determine the outcome of corporate actions submitted to the shareholders for approval and to influence our management and affairs, including a merger or consolidation of our Company, a sale of all or substantially all of the assets of our Company, an amendment of our organizational documents and the election of members of our board of directors.  This concentration of ownership could also have the effect of delaying, deferring or preventing a change in our control or impeding a merger or consolidation, takeover or other business combination that could be favorable to the other holders of our common stock, and the trading prices of our common stock may be adversely affected by the absence or reduction of a takeover premium in the trading price.  In addition, this concentration of ownership may prevent attempts to remove or replace senior management.

Pursuant to the Cooperation Agreement, Doral Holdings has agreed to dissolve following both stockholder approval of the conversion of Preferred Stock into Common Stock and the effectiveness of a registration statement permitting the public sale of the newly issued Shares and the shares currently owned by Doral Holdings (or, if the registration statement has not yet become effective, then following stockholder approval and 180 days), but until such time, or if such dissolution does not occur, the above risks remain in effect.

The price of our Common Stock may be subject to fluctuations and volatility.

The market price of our Common Stock could be subject to significant fluctuations because of factors specifically related to our businesses and general market conditions.  Factors that could cause such fluctuations, many of which could be beyond our control, include the following:

•	changes or perceived changes in the condition, operations, results or prospects of our businesses and market assessments of these changes or perceived changes;

•	announcements of strategic developments, acquisitions and other material events by us or our competitors;

•
changes in governmental regulations or proposals, or new government regulations or proposals, affecting us, including those relating to the current financial crisis and global economic downturn and those that may be specifically directed to us;

•	the continued decline, failure to stabilize or lack of improvement in general market and economic conditions in our principal markets;

•	the departure of key personnel;

•	changes in the credit, mortgage and real estate markets;

•	expiration of lock-up periods applicable to us and certain holders of our outstanding shares;

•	the dissolution of Doral Holdings;

•	operating results that vary from expectations of management, securities analysts and investors;

•	operating and stock price performance of companies that investors deem comparable to us;

•	changes in financial reports by securities analysts;

•	developments related to investigations, proceedings, or litigation that involves us; and

•	the occurrence of major catastrophic events including terrorist attacks.

The stock markets have experienced extreme volatility that has often been unrelated to the operating performance of particular companies.  These broad market fluctuations may adversely affect the trading price of our Common Stock.